Exhibit 10.15

                             SHAREHOLDERS' AGREEMENT

     SHAREHOLDERS' AGREEMENT dated as of June 19, 2000, among DURASWITCH INDUSTRIES, INC., a Nevada corporation ("Company"), DELPHI AUTOMOTIVE SYSTEMS CORPORATION, a Delaware corporation ("Delphi"), and R. TERREN DUNLAP, ANTHONY J. VAN ZEELAND and ROBERT J. BRILON (collectively, the "Primary Shareholders").

     WHEREAS, the Primary Shareholders are the record owners of over 37% of the outstanding shares of capital stock of Company (the shares of Company capital stock presently outstanding or Issued from time to time pursuant to securities exchangeable for such capital stock are referred to as the "Shares");

     WHEREAS, Company and Delphi have executed an Option Purchase Agreement dated April 20, 2000 (the "Option Agreement") granting to Delphi an option to purchase 1,651,846 shares of capital stock of Company ("Option Shares");

     WHEREAS, the Option Agreement requires that this Shareholders' Agreement be executed if Delphi acquires the Option Shares; and

     WHEREAS, concurrently with the execution of this Shareholders' Agreement, Delphi has purchased the Option Shares.

     NOW, THEREFORE, each of the Primary Shareholders and Company covenant and agree with Delphi as follows:

     1. Designees. The Board of Directors of Company shall, at all times during the term of this Shareholders' Agreement, consist of six members. At the date of this Agreement, the Board consists of William E. Peelie, John W. Hail, Michael Van Zeeland, Anthony J. Van Zeeland, and R. Terren Dunlap. As soon as possible after Delphi designates in writing to the other parties one individual to be elected as director of Company, the other parties will use their best efforts to cause such individual to be elected to fill the sixth position. The Primary Shareholders will use their best efforts to cause all of the Directors to waive any Share ownership requirements as to any individual designated as the Delphi Designee. Thereafter, Delphi will designate in writing to the other parties one individual to be elected as director of Company, and the Primary Shareholders (by the majority vote of the Primary Shareholders) will similarly designate in writing to Delphi and Company three Individuals to be elected as directors of Company. Each such Individual is hereinafter referred to as a "Designee".

     2. Voting of Shares. Delphi and each Primary Shareholder will vote all Shares owned by them in such manner, and Company, Delphi and the Primary Shareholders will take such other action as may be necessary;

          A. To cause the By-laws of Company to be amended to include the terms set forth in Schedule I hereto (to the extent such By-laws are not already in effect):

          B. To prevent, without the written consent of Delphi, any amendment to the Articles of Incorporation or By-laws of Company except as referred to in clause A above or in Section 8 of this Shareholders' Agreement;

          C. Cause the Board of Directors of Company to consist of six members and to cause one Designee of Delphi (increased to two Designees if Delphi's ownership interest increases to 20% or greater and Board of Directors increases to greater than six members) and the three Designees of the Primary Shareholders to be elected as directors of Company;

          D. To prevent Company from taking any action inconsistent with this Shareholders' Agreement or the Articles of Incorporation or By-laws described herein

          E. To prevent any subsidiary or affiliate of Company from taking, without the consent of Delphi, any action which, if taken by Company, would require the prior unanimous consent of the Directors of Company, and

          F. Company currently has comprehensive employee benefit plans. The parties will consider, in good faith, whether any voting provisions are appropriate relating to significant changes in employee compensation arrangements.

If, during the period of this Shareholders' Agreement, any Designee ceases to act as a director for reasons of death, disability, resignation, failure or refusal to so act or for any other reason, or Delphi or the Primary Shareholders determine that another person should be named in substitution for one of their respective Designees theretofore selected, then a successor shall promptly be designated by the party or parties originally designating the director and the other parties shall take all available steps necessary to effect such Designee's prompt election as a director of Company.

     3. Transfer of Shares. No Primary Shareholder shall transfer, assign, pledge, hypothecate, or in any way alienate any Shares (collectively, a "Transfer"), in any transaction or series of related transactions, representing 4% or more of Company's securities (including as outstanding for purposes of calculating said 4% all convertible securities, stock options and other securities that are exchangeable for Shares of Company), whether voluntarily or by operation of law, or gift or otherwise, to any person or such person's Associates (as defined in SEC regulations) without first obtaining from the transferee of such Shares a written agreement ("Transferee Agreement") to be bound by the obligations of this Shareholders' Agreement to the same extent as the Primary Shareholder from whom such transferee is acquiring Shares, except that thereafter this Shareholders' Agreement will apply to any and all Transfers of such Shares. Company will cause its transfer agent to issue a certificate to a permitted transferee representing the Shares so Transferred only upon receipt of a signed original copy of the Transferee Agreement. Any purported Transfer in violation of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee.

     4. Remedies. The parties agree that damages at law would not be an adequate remedy for any violation or threatened violation of this Shareholders' Agreement and that each party will accordingly be entitled to obtain and hereby consents to injunctive relief, in any court having jurisdiction, restraining the other party from any such violation or threatened violation and mandating any affirmative act necessary to permit the consummation of any transaction contemplated in this Shareholders' Agreement; and each party waives the claim or defense therein that the other party has an adequate remedy at law, and shall not urge in any action or proceeding the claim or defense that a remedy at law exists. Injunctive relief shall not be exclusive of any other remedies, at law or equity, available to the party seeking such relief upon any violation or threatened violation of this Shareholders' Agreement.

     5. Successors and Assigns. This Shareholders' Agreement shall be binding upon and shall operate for the benefit of the Primary Shareholders, Company and Delphi and their respective heirs, executors, administrators, successors and assigns. Except as otherwise consented to in writing by Delphi, each transferee of any interest in the Shares owned by the Primary Shareholders (including securities exchangeable for such Shares) shall be bound by all of the terms of this Shareholders' Agreement as though specifically named as a Primary Shareholder herein and as though such transferee were a signatory hereto.

     6. Severability. The invalidity or unenforceability of any particular provision of this Shareholders' Agreement or with respect to any particular party shall not affect the other provisions hereof or the validity or enforceability with respect to the other parties, and this Shareholders' Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted or such party was not a signatory.


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

     7. Counterparts. This Shareholders' Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. A copy of this Shareholders' Agreement shall at all times be kept at the principal office of Company.

     8. Termination. This Shareholders' Agreement shall continue in full force and effect until the 15th anniversary of this Shareholders' Agreement, unless earlier terminated pursuant to the next sentence of this Section 8, or hereafter extended by written agreement of the parties. This Shareholders' Agreement shall automatically terminate upon the earliest of the following events. (i) the date on which Delphi ceases to hold any Shares or securities exchangeable for Shares; or (ii) the date on which Delphi acquires at least a 51% ownership interest in Company. If this Shareholders' Agreement is terminated pursuant to clause (ii) above, the Primary Shareholders shall take such action as may be necessary to cause: (a) Company's Articles and By-laws to be amended to require a mere majority director vote for all matters; and (b) the resignation of an appropriate number of Primary Shareholders Designees and their replacement by Delphi Designees.

     9. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Nevada without resort to that state's conflict-of-laws principles.

     10. Notice. When any notice is required by this Shareholders' Agreement to be given to a person, such notice shall be provided by first class mail, postage prepaid, or by facsimile transmission or any other means of physical delivery reasonably calculated to reach such person-at least as quickly as first class mail, to the principal executive offices of such person, attention: Corporate Secretary; or, in the case of the Primary Shareholders, to their addresses set forth below.

     THIS AGREEMENT was executed of the date first set forth above.

DURASWITCH INDUSTRIES, INC.             DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By: /s/ R. Terren Dunlap                By: /s/ David R. Heilman
    -------------------------------         ------------------------------------
                                            David R. Heilman

Its: CEO                                Its: Vice President
     ------------------------------          -----------------------------------

                                        /s/ R. TERREN DUNLAP
                                        ----------------------------------------
                                        R. TERREN DUNLAP
                                        15617 N. Audubon Place, Fountain Hills,
                                        Arizona 85268

                                        /s/ ANTHONY J. VAN ZEELAND
                                        ----------------------------------------
                                        ANTHONY J. VAN ZEELAND
                                        2140 S. Rogers Circle, Mesa,
                                        Arizona 85202

                                        /s/ ROBERT J. BRILON
                                        ----------------------------------------
                                        ROBERT J. BRILON
                                        3944 E. Juniper Circle, Mesa,
                                        Arizona 85205


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

                                   Schedule I

                        AMENDED AND RESTATED BY-LAWS OF
                           DURASWITCH INDUSTRIES INC.

In addition to other matters, in form and substance satisfactory to Delphi, the By-laws will require that the Board of Directors consist of 6 directors (who need not be residents of the State of Nevada or shareholders of Company) and will require the unanimous approval of the directors of Company for the following matters:

      (i) Changing the nature of Company's business or expanding or reducing the scope of Company's operations;

      (ii)  Amending the Certificate of Incorporation or By-laws of Company;

      (iii) The creation of debt or debt obligations exceeding a two to one ratio of debt to equity;

      (iv) Dividends or other distributions absent cumulative, positive retained earnings.


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